As amended and restated [Date]

                           MMA PRAXIS CORE STOCK FUND
                       MMA PRAXIS INTERMEDIATE INCOME FUND
                          MMA PRAXIS INTERNATIONAL FUND
                           MMA PRAXIS VALUE INDEX FUND
                                  (the "Funds")


                           THE MMA PRAXIS MUTUAL FUNDS
                                  (the "Trust")

                           PLAN PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940


I.    Introduction

      As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate class arrangements for shareholder services and/or distribution of shares, as applicable, the method for allocating expenses to classes and related exchange privileges applicable to the classes.

      Upon the effective date of this Plan, the Trust, on behalf of the Funds, elects to offer multiple classes of shares of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.   The Multi-Class System

      The Funds shall offer three classes of shares, Class A, Class B and Class
I. Shares of each class of the Funds shall represent an equal pro rata interest in each respective Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class I shares shall have the features described in Sections A, B, C, D and E, below.


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      A.    Sales Charge Structure

            1. Class A Shares. Class A shares of the Funds shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge; provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Class A shares shall be distinguished from Class B shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

            2. Class B Shares. Class B shares of the Funds shall be offered at the then-current net asset value plus a contingent deferred sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class B shares shall generally not be subject to a front-end sales charge; provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Class B shares shall be distinguished from Class A shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

            3. Class I Shares. Class I shares of the Funds shall be offered at the then-current net asset value and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class I shares shall generally not be subject to a front-end sales charge or a contingent deferred sales charge; provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Funds.

      B.    Distribution Plan

      The Trust has adopted a distribution plan pursuant to Rule 12b-1 with respect to the Class A and Class B shares of the Funds, containing the following terms:

            1. Class A Shares. Class A shares of the Funds shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Funds, as provided in the distribution plan, subject to an annual limit of 0.50% of the average daily net assets of each respective Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.


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

            2. Class B Shares. Class B shares of the Funds shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Funds, as provided in the distribution plan, subject to an annual limit of 1.00% of the average daily net assets of each respective Fund attributable to its Class B shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

            3. Class I Shares. Class I shares shall not participate in the Trust's distribution plan.

      C.    Allocation of Income and Expenses

            1. General

            The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund unless the Trustees of the Trust (the "Trustees") determine to use another method that (a) is specifically permitted by Rule 18f-3 or (b) is appropriate and is determined by the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust ("Independent Trustees"), to be fair to the shareholders of each class and to provide an annualized rate of return for each class that generally differs from that of any other class only by the expense differentials among the classes. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to another fund in the Trust ("Trust Expenses") and expenses of a Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, certain Trustees' fees, insurance costs and certain legal fees incurred generally on behalf of the Trust. Fund Expenses include, but are not limited to, certain registration and notice filing fees, advisory fees, custodial fees, and other expenses relating to the management of each Fund's assets.

            2. Class Expenses

            Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments made pursuant to a distribution and/or service plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration and notice filing fees for shares of that class;
(e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses only if they are actually incurred in a different amount by a class, or if a class receives services of a different kind or to a different degree than another class. It is intended that expenses will be allocated as Class Expenses only to the extent consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").


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

      In the event a particular expense is no longer reasonably or legally allocable by class or to a particular class, it shall be treated as a Trust Expense, or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

      The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Funds, as defined in the 1940 Act.

            3. Waivers or Reimbursements of Expenses

            Expenses may be waived or reimbursed by a Fund's adviser, sub-adviser, distributor or any other provider of services to the Trust or the Funds without the prior approval of the Board of Trustees, provided any such waiver or reimbursement is made in a manner consistent with the requirements of the Code and the regulations or interpretations there under.

      D.    Exchange Privileges

      Shareholders of the Funds may exchange shares of a particular class for shares of the same class in such other Fund at relative net asset value, provided the shares to be acquired in the exchange are permitted to be sold in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

      E.    Conversion Features

      There shall be no conversion features associated with any class of shares of a Fund.

      F.    Board Review

            1. Initial Approval

            The Board of Trustees, including a majority of the Independent Trustees, at a meeting held February 17, 1999, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.


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

            2. Approval of Amendments

            The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

            3. Periodic Review

            The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

      G.    Contracts

      Any agreement related to this multi-class system shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

      H.    Effective Date and Subsequent Amendments

      The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section F1 of the Plan, initially took effect as of May 1, 1999. The Plan was amended as of May 1, 2001 for the sole purposes of adding to the Plan the MMA Praxis Value Index Fund and reflecting the change in the name of the MMA Praxis Growth Fund to the MMA Praxis Core Stock Fund. The Plan was amended and restated as of [Date] for the sole purpose of adding to the Plan Class I shares.

      I.    Amendments

      The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section F2 of the Plan.

      J.    Limitation of Liability

      The Trustees and the shareholders of any Fund shall not be liable for any obligations of the Trust or such Fund under this Plan, and any person asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or the applicable Fund in settlement of such claim or right, and not to the Trustees or shareholders of such Fund.


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